EXHIBIT 10.1
I-FLOW CORPORATION
Summary of the
2007 Corporate Officer Incentive Plan
Eligibility. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Chief Financial Officer are eligible to receive cash and equity bonuses under the plan. All equity awards will be made pursuant to the I-Flow Corporation 2001 Equity Incentive Plan.
Objectives. The compensation committee determined that it will evaluate the following criteria to determine whether and to what extent the plan objectives have been achieved: (i) operating revenues from continuing operations, and (ii) operating expenses from continuing operations excluding stock-based compensation as a percentage of revenues.
Administrative. The overall goal achievement percentage is the sum of (i) the accomplishment percentage of each performance target times (ii) the weighting for each objective. Thus, if one or more targets is exceeded, it is possible the overall goal achievement percentage could be greater than 100%. All financial targets are considered to be plus or minus 1% of the absolute number. In order to provide flexibility to management to operate and grow the company, awards may be adjusted for any major events during the year; provided that, any adjustment must be approved by the compensation committee and the board of directors. The allocation of the aggregate awards among the officers will be determined by the compensation committee and the board of directors based on their assessment of the contributions of each officer.
Award Minimums/Maximums. In order to receive an award under the plan, a minimum aggregate performance level of 85% must be achieved. At an overall goal achievement percentage of 100%, the cash bonus award for the three officers combined is an aggregate of $1,000,000, and the equity bonus award for the three officers combined is an aggregate of 140,000 shares of restricted stock. The maximum cash bonus award for the three officers combined is an aggregate of $1,750,000, and the maximum equity bonus award for the three officers combined is an aggregate of 200,000 shares of restricted stock. At the minimum overall goal achievement percentage of 85%, the cash bonus award for the three officers combined is an aggregate of $100,000, and the equity bonus award for the three officers combined is an aggregate of 35,000 shares of restricted stock. For amounts earned above or below the 100% performance level, the exact amount will be determined on a non-linear graduated scale. All equity awards will be in the form of restricted stock granted pursuant to the I-Flow Corporation 2001 Equity Incentive Plan.
Vesting of Equity Awards. Equity awards will consist of grants of restricted stock. The restrictions will lapse and the shares will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

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Payment of Awards. After completion of the fiscal year, the compensation committee will review the plan objectives and results and the recommendations of executive management. The board of directors will assess the performance of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer and will, upon recommendation from the compensation committee, approve the cash bonus awards and equity grants. Earned cash bonus awards are typically paid each year in February. To be eligible for awards under the plan, all employees must be on the Company’s payroll through the date of payment of the cash bonus.

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